Cohen Fund Audit Services, Ltd. 1350 Euclid Ave., Suite 800 Cleveland, OH 44115-1877 www.cohenfund.com	216.649.1700 216.579.0111 fax

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we consent to the incorporation by reference in the Proxy Statement/Prospectus and Statement of Additional Information constituting part of this Registration Statement on Form N-14 of our report dated June 25, 2012, relating to the financial statements and financial highlights of ETF Market Opportunity Fund, a series of Aviemore Funds, for the year ended April 30, 2012, and to the reference to our firm under the heading “Experts” in the Proxy Statement /Prospectus and Statement of Additional Information.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
January 18, 2013